Exhibit 99.1

Plum Creek Timber Company, Inc. 999 Third Avenue Suite 4300 Seattle, Washington 98104 206 467 3600

News Release

For more information contact:
For immediate release	Investors: John Hobbs 1-800-858-5347
January 22, 2004	Media: Kathy Budinick 1-206-467-3620

Plum Creek Timber Company, Inc. Reports Results for Fourth Quarter and Full Year 2003

SEATTLE, Wash. – Plum Creek Timber Company, Inc. (NYSE: PCL) today announced fourth quarter earnings of $56 million, or $0.30 per diluted share, on revenues of $315 million. These results include a $5 million asset impairment related to the expected sale of certain non-strategic timberlands. Earnings for the fourth quarter of 2002 were $54 million, or $0.29 per diluted share, on revenues of $281 million. Cash provided by operating activities in the fourth quarter totaled $70 million, an increase of $8 million, compared to $62 million for the same period of 2002.

Earnings for the full year 2003 were $192 million, or $1.04 per diluted share, on revenues of $1.2 billion. Full year 2003 results include the effect of $4 million of fire losses and $14 million of asset impairments related to the sale of non-strategic timberlands. The fire losses and $9 million of the asset impairments were reported in prior quarters. Earnings for 2002 were $233 million, or $1.26 per diluted share, on revenues of $1.1 billion. Cash provided by operating activities during 2003 totaled $369 million compared to $368 million reported for 2002. The Company ended 2003 with $260 million in cash and cash equivalents.

“We are pleased with our strong finish in 2003 with increased fourth quarter earnings, revenues and cash flow reflecting strengthening markets and the execution of our strategies,” said Rick Holley, president and chief executive officer. “Cash from operations was stable for the year despite challenging markets and the worst fire season in Company history. Throughout the year we worked to realize the full value of all our assets. Real estate sales captured value for assets significantly in excess of timberland values. Our forestry professionals did an excellent job of merchandising logs, capturing the full value of our harvest. This execution, coupled with our geographic and business diversity, enabled the Company to perform well.”

Review of Operations

Operating profit in the Northern Resources segment was $30 million during the fourth quarter, up $4 million (15 percent) compared to the prior year. Harvests in the segment were 6 percent higher than fourth quarter 2002, primarily the result of additional harvest volume from Wisconsin timberlands acquired in December 2002. Sawlog prices were unchanged compared to the same period of 2002. Strong demand from pulpwood customers, such as paper mills and oriented strand board plants, led to a 10 percent improvement in pulpwood prices compared to those in the fourth quarter of 2002.

Operating profit in the Southern Resources segment was $62 million, up $11 million (22 percent) compared to $51 million for the fourth quarter of 2002. Higher sawlog harvest volumes and higher prices for both sawlogs and pulpwood drove the increase in operating profits when compared to the same period of 2002. Average sales realizations from softwood sawtimber were up modestly over the prior year, as lumber and plywood markets improved in the second half of 2003. Strong lumber and structural panel demand encouraged customers to begin to rebuild log inventories during the fourth quarter. The weakening U.S. dollar has improved domestic pulp and paper manufacturers’ competitive position in the world market. As a result, pulpwood prices improved nearly 18 percent when compared to the fourth quarter of 2002.

The Real Estate segment reported revenue of $16 million compared to $19 million in the fourth quarter of 2002. The difference reflects the transaction driven nature of this segment. Full year 2003 revenues increased 27 percent to $124 million when compared to 2002. Full year 2003 revenues include $13 million from the sale of non-strategic timberland. Fourth quarter sales were primarily comprised of higher and better use and recreation properties. Demand for conservation, development and recreational land remains strong.

The Company’s Manufacturing segment reported a $6 million profit for the fourth quarter, up $11 million from a $5 million loss reported for 2002’s fourth quarter. Prices for all of the Company’s major products showed improvement over the fourth quarter of 2002. Plywood prices were 32 percent higher as the result of strong housing demand and recovering industrial demand for structural panels. Lumber prices were up nearly 13 percent from depressed levels experienced during the fourth quarter of 2002. Medium density fiberboard (MDF) sales realizations were up 9 percent due to a higher valued product mix during fourth quarter 2003 when compared to the same period of 2002.

Outlook

Demand for sawlogs and pulpwood in the Northern Resources segment is strong and many mills in the Northeast and Northwest have low log inventories. In some regions customers are struggling to replenish log decks as the result of bad weather and limited availability of logging contractors. Customers are optimistic about the first half of 2004, and that, combined with the low log decks, is resulting in modest price increases in many regions of the Northern Resources segment. During the first quarter, the Northern Resources segment’s pulpwood and sawlog prices are expected to increase slightly from fourth quarter levels.

Southern timber markets are also showing continued signs of improvement. In general, sawlog customers expect strong demand and plan to operate their mills at higher levels in 2004. Many are working to build and maintain full log decks in anticipation of a good start to the 2004 building season. This has resulted in good demand for sawlogs in the region and some upward price movement. Pulpwood demand remains steady and pulpwood prices are expected to remain firm.

First quarter harvest volumes are expected to approximate first quarter 2003 levels in both the Northern and Southern Resources segments.

The Company expects Real Estate segment sales for the year, excluding the sale of large, non-strategic lands, to be between $140 and $160 million. First quarter Real Estate segment sales are expected to approach $60 million.

First quarter profits for the Manufacturing segment are expected to moderate somewhat as plywood prices recede from the very high levels experienced during the fourth quarter.

The Company expects first quarter earnings to be between $0.30 and $0.35 per share with full year earnings expected to be between $1.10 and $1.30 per share. These earnings expectations do not include any impact from the sale of large, non-strategic timberlands that the Company may execute in 2004.

Sale of Non-strategic Timberlands

The Company is pursuing the sale of approximately 700,000 acres of large tracts of non-strategic timberlands over the next two years. Currently the Company has signed sales agreements covering approximately 170,000 acres valued at approximately $77 million. These transactions are subject to customary closing contingencies and are expected to close during the first quarter

“The Company is focused on realizing the maximum value of all of its assets,” said Rick Holley. “Following the completion of a comprehensive asset analysis, we understand the value of all our lands and have begun to implement a plan to capture their full value. This effort will generate a significant amount of capital over the coming years.

“Disciplined capital allocation is job one at Plum Creek. Our reinvestment efforts will continue to focus on growing the per share value of the Company. We expect to reinvest a significant portion of land sale proceeds in quality timberlands that improve our current and future cash flow by improving our current and future harvests. Our high quality assets, strategic direction, focus and people position us to benefit further as business conditions improve.”

Earnings Conference Call and Supplemental Information

Plum Creek will hold a conference call today, January 22, at 5:00 p.m. EST (2:00 p.m. PST). A live webcast of the conference call may be accessed through Plum Creek’s Internet site at www.plumcreek.com by clicking on the “Investors” link.

Investors without Internet access should dial 1-800-572-9852 at least 10 minutes prior to the start of the call, referencing Plum Creek’s earnings. Those wishing to access the call from outside the United States and Canada should dial 1-706-645-9676, also referencing

Plum Creek’s earnings. Replay of the call will be available for 48 hours after completion of the live call and can be accessed at 1-800-642-1687 or 1-706-645-9291 (international calls), using the code 4766952.

Supplemental financial information for Plum Creek operations, including statistical data, is available in the investors information section of Plum Creek’s website at www.plumcreek.com.

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Plum Creek is one of the largest land and timber owners in the nation, with over eight million acres of timberlands in major timber producing regions of the United States and 10 wood products manufacturing facilities in the Northwest.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 as amended. Some of these forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “may,” “will,” “should,” “seek,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates,” or the negative of those words or other comparable terminology. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions including, but not limited to, the cyclical nature of the forest products industry, our ability to harvest our timber, our ability to execute our acquisition strategy, the market for and our ability to sell or exchange non-strategic timberlands and timberland properties that have higher and better uses, and various regulatory constraints. These and other risks, uncertainties and assumptions are detailed from time to time in our filings with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, and the Securities Act of 1933, as amended. It is likely that if one or more of the risks materializes, or if one or more assumptions prove to be incorrect, the current expectations of Plum Creek and its management will not be realized. Forward-looking statements are not guarantees of performance, and speak only as of the date made, and neither Plum Creek nor its management undertakes any obligation to update or revise any forward-looking statements.

PLUM CREEK TIMBER COMPANY, INC.

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	Year Ended
	December 31, 2003	December 31, 2002
	(In Millions, Except Per Share Amounts)
Revenues:
Timber	$664	$649
Real Estate	124	98
Manufacturing	397	381
Other	11	9

Total Revenues	1,196	1,137

Costs and Expenses:
Cost of Goods Sold:
Timber	345	318
Real Estate	77	34
Manufacturing	390	370
Other	4	2

Total Cost of Goods Sold	816	724

Selling, General and Administrative	77	75

Total Costs and Expenses	893	799

Operating Income	303	338

Interest Expense, net	117	103

Income before Income Taxes	186	235

Benefit (Provision) for Income Taxes	6	(2)

Net Income	$192	$233

Net Income per Share - Basic	$1.05	$1.26

Net Income per Share - Diluted	$1.04	$1.26

Weighted average number of Shares outstanding - Basic	183.3	184.7

Weighted average number of Shares outstanding - Diluted	183.9	185.4

PLUM CREEK TIMBER COMPANY, INC.

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	Quarter Ended
	December 31, 2003	December 31, 2002
	(In Millions, Except Per Share Amounts)
Revenues:
Timber	$191	$168
Real Estate	16	19
Manufacturing	105	90
Other	3	4

Total Revenues	315	281

Costs and Expenses:
Cost of Goods Sold:
Timber	97	86
Real Estate	12	5
Manufacturing	96	92
Other	1	1

Total Cost of Goods Sold	206	184

Selling, General and Administrative	21	22

Total Costs and Expenses	227	206

Operating Income	88	75

Interest Expense, net	31	26

Income before Income Taxes	57	49

Benefit (Provision) for Income Taxes	(1)	5

Net Income	$56	$54

Net Income per Share - Basic	$0.31	$0.29

Net Income per Share - Diluted	$0.30	$0.29

Weighted average number of Shares outstanding - Basic	183.0	184.8

Weighted average number of Shares outstanding - Diluted	183.7	185.3

PLUM CREEK TIMBER COMPANY, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	December 31, 2003	December 31, 2002
	(In Millions)
ASSETS
Current Assets:
Cash and Cash Equivalents	$260	$246
Restricted Advance from Customer	3	4
Accounts Receivable	34	33
Inventories	54	58
Investment in Grantor Trust	13	10
Deferred Tax Asset	11	11
Other Current Assets	30	16

	405	378

Timber and Timberlands - Net	3,674	3,599
Property, Plant and Equipment - Net	303	307
Other Assets	5	5

Total Assets	$4,387	$4,289

LIABILITIES
Current Liabilities:
Current Portion of Long-Term Debt	$33	$33
Accounts Payable	27	25
Interest Payable	28	21
Wages Payable	23	23
Taxes Payable	15	11
Deferred Revenue	16	18
Liabilities Associated with Grantor Trust	13	10
Other Current Liabilities	13	12

	168	153

Long-Term Debt	1,437	1,170
Lines of Credit	594	669
Deferred Tax Liability	37	44
Other Liabilities	32	31

Total Liabilities	2,268	2,067

Commitments and Contingencies

STOCKHOLDERS’ EQUITY
Preferred Stock, $0.01 par value, authorized shares - 75.0, outstanding - none	—	—
Common Stock, $0.01 par value, authorized shares - 300.0, issued (including Treasury Stock) - 185.1 at December 31, 2003 and 184.9 at December 31, 2002	2	2
Additional Paid-In Capital	2,151	2,197
Retained Earnings	9	23
Treasury Stock, at cost, Common shares - 2.0 at December 31, 2003	(43)	—

Total Stockholders’ Equity	2,119	2,222

Total Liabilities and Stockholders’ Equity	$4,387	$4,289

PLUM CREEK TIMBER COMPANY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Year Ended
	December 31, 2003	December 31, 2002
	(In Millions)
Cash Flows From Operating Activities:
Net Income	$192	$233
Adjustments to Reconcile Net Income to
Net Cash Provided By Operating Activities:
Depreciation, Depletion and Amortization (Including $4 Loss Related to Forest Fires)	107	105
Basis of Real Estate Sold (Including $14 Impairment Losses)	66	28
Deferred Income Taxes	(7)	1
Working Capital Changes	2	(5)
Other	9	6

Net Cash Provided By Operating Activities	369	368

Cash Flows From Investing Activities:
Property Additions (Excluding Timberland Acquisitions)	(84)	(91)
Timberlands Acquired (Including Tax-Deferred Exchange Proceeds, Net)	(162)	(158)

Net Cash Used In Investing Activities	(246)	(249)

Cash Flows From Financing Activities:
Dividends	(257)	(275)
Borrowings of Long-term Debt and Lines of Credit	2,222	1,733
Repayments of Long-term Debt and Lines of Credit	(2,032)	(1,542)
Proceeds from Stock Option Exercises	1	18
Acquisition of Treasury Stock	(43)	—

Net Cash Used In Financing Activities	(109)	(66)

Increase In Cash and Cash Equivalents	14	53
Cash and Cash Equivalents:
Beginning of Period	246	193

End of Period	$260	$246

PLUM CREEK TIMBER COMPANY, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(UNAUDITED)

	Quarter Ended
	December 31, 2003	December 31, 2002
	(In Millions)
Cash Flows From Operating Activities:
Net Income	$56	$54
Adjustments to Reconcile Net Income to Net Cash Provided By Operating Activities:
Depreciation, Depletion and Amortization	28	27
Basis of Real Estate Sold (Including $5 Impairment Loss)	9	4
Deferred Income Taxes	1	(5)
Working Capital Changes	(29)	(16)
Other	5	(2)

Net Cash Provided By Operating Activities	70	62

Cash Flows From Investing Activities:
Property Additions (Excluding Timberland Acquisitions)	(24)	(30)
Timberlands Acquired (Including Tax-Deferred Exchange Proceeds, Net)	(103)	(133)

Net Cash Used In Investing Activities	(127)	(163)

Cash Flows From Financing Activities:
Dividends	(64)	(64)
Borrowings of Long-term Debt and Lines of Credit	558	582
Repayments of Long-term Debt and Lines of Credit	(458)	(442)
Proceeds from Stock Option Exercises	—	1

Net Cash Provided By Financing Activities	36	77

Decrease In Cash and Cash Equivalents	(21)	(24)
Cash and Cash Equivalents:
Beginning of Period	281	270

End of Period	$260	$246